                                                                    Exhibit 23.2
                       [KPMG HUNGARIA KFT. LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Elbit Medical Imaging Ltd.:

We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheets of Plaza Centers (Europe) B.V. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated in this Amendment No. 1 to Registration Statement No. 333-128042 on Form F-4 by reference and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus, which is a part of this Registration Statement.






/s/ KPMG Hungaria Kft.
Budapest, Hungary
September 21, 2005